Monarch Casino Black Hawk Completes First Phase Redesign

It's All About the New

BLACK HAWK, CO -- (Marketwired - August 15, 2014) - Monarch Casino Black Hawk, the wholly owned subsidiary of Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), welcomed more than a hundred invited guests and local dignitaries at a ribbon cutting reception today marking completion of the first phase of an extensive casino redesign. Vibrantly designed wool carpet loomed in Ireland, rich wall coverings with mirrored accents and chandeliers with cascading rock crystals are prominent throughout the new casino. The sophisticated mountain décor complements Black Hawk's architecture and landscape.

Guests were greeted in the new glass foyer by a towering rough-hewn and polished stone fireplace that has a dramatic color-changing feature and stacked log inlays. The all-new 60' granite-top stage bar is anchored by a 211-inch high-definition video wall. Guests will enjoy playing their favorite video poker games while being entertained by popular musicians. The adjacent intimate lounge is framed by three-dimensional multi-colored wood planks and is a perfect hideaway to sit back and watch all of the action.

This phase of redesign follows the previous completion of Black Hawk's newest dining experience, The Buffet, featuring nightly Whole Maine Lobster, Crab, and USDA Prime Rib in addition to all new restrooms.

The city-approved master plan will create an unparalleled guest experience; including a 335-foot hotel tower with over 500 guest rooms and suites, full-service spa, roof-top swimming pool, new restaurants and bars, 7,500 square feet of banquet facilities and convention/meeting rooms and a ten-story parking garage.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

About Monarch Casino Black Hawk
The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 710 slot machines, 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. The slot machine count has been temporarily reduced to approximately 650 to accommodate redesign and upgrade work on the facility. The Company owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion. Once completed, the master plan will nearly double the casino space and will add a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities. The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,550 parking spaces.

About Atlantis Casino Resort Spa
The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

CONTACT
Tracie Barnthouse
Publicist
775.824.4461
tbarnthouse@atlantiscasino.com